Exhibit 10.1
The Activant Solutions Inc. Annual Incentive Bonus Plan (the “Plan”) is designed to create an incentive for employees selected to participate in the Plan (“Participants”) to align their individual goals with those of Activant Solutions Inc. (the “Company”) and to reward Participants with an incentive bonus award (“IB”) when the benefits of that alignment are reflected in the Company’s financial results. Participants will be designated as “Corporate” or “Business Unit” Participants and any award payments will be calculated accordingly.
Bonuses are determined by the actual achievement by the Company and respective Business Units (if applicable to the Participant) of certain financial performance measures and, for certain Participants, the achievement of certain individual performance measures, as established for the applicable Company fiscal year period (“Plan Year”). The financial performance measures (“Financial Measures”) and potential bonus pool are established for each Plan Year by the Company’s Board of Directors (“Board”) or Compensation Committee of the Board (“Compensation Committee”). Actual Company and/or, as applicable, Business Unit, financial performance is compared against the Financial Measures to produce an “Achievement Award Percentage”. This Achievement Award Percentage is then multiplied against a Participant’s Target Incentive Compensation (“TIC”) to determine such Participant’s annualized financial performance award for that Plan Year (“Financial Award”). The Participant’s annualized Financial Award (which is pro-rated as described below if participation is less than the full Plan Year) is compared to the cumulative total of quarterly IB payments for the Participant, if any, made during the Plan Year and the remainder (including any “overachievement” that occurs when the Achievement Award Percentage is greater than 100%) is awarded as a “Final IB Financial Achievement Award.”
PLAN TERM; ANNUAL ACHIEVEMENT MEASURES
The Plan shall commence as of October 1, 2008 and shall continue for each Plan Year in which annual Financial Measures are approved for that Plan Year by the Board or Compensation Committee.
ELIGIBILITY & PARTICIPATION
The TIC opportunities and qualifying jobs / job levels under the Plan are subject to review and approval by the Company’s Chief Executive Officer (“CEO”). Employees in these qualifying job / job levels who are not concurrently participating in another Company incentive plan may be nominated by management to participate. The nominated employee becomes a Participant if the nomination is approved by the CEO (or, in the CEO’s absence, the Senior Vice President of Human Resources) (“SVP HR”). Subject to the immediately following paragraphs, participation for each Participant for each Plan Year will commence upon the later of the first day of the Plan Year or the first day of the first full fiscal quarter immediately following designation of such employee as a Participant. Except as otherwise approved by the CEO or the Senior Vice President of Human Resources, Participants must be employed in a qualifying job / job level for the full fiscal quarter to be eligible to participate in the Plan for that quarter. The terms of the CEO’s participation in the Plan will be determined by the Board and/or the Compensation Committee, and the terms of participation for the SVP HR will be determined by the Board, the Compensation Committee or the CEO.
A Participant may be removed from the Plan or have his or her TIC reduced if his or her job performance, as documented through the Company’s performance appraisal program, is not at least maintained at a level consistent with the “MC” classification on the Company’s performance rating scale. Any Participant who has a change in his or her TIC (including a reduction in his or her TIC or removal from the Plan other than for termination of employment) with an effective date after the beginning of a fiscal quarter will have that change impact his or her IB calculation at the beginning of the next fiscal quarter.
A Participant must be employed by the Company at the time of approval of the Achievement Award Percentage by the Board (or Compensation Committee) for the Participant, as well as at the time of the actual payment of the Annual Award (as defined below), to qualify for any resulting IB payment. Participation in the Plan, and eligibility for IB, terminates immediately upon a Plan Participant’s termination of employment.

DETERMINATION OF ACHIEVEMENT AWARD PERCENTAGE AND PAYOUT AUTHORITY
The Achievement Award Percentage for each fiscal quarter is generally determined by the Board (or Compensation Committee) within 45-50 days after the end of the respective quarter and within 70-75 days after the end of the fiscal year. No IB payout for a fiscal quarter or Plan Year shall be due to any Participant or made until the Achievement Award Percentage is approved by the Board (or Compensation Committee) and the financial statements for the period have been approved by the Audit Committee of the Board.
FINANCIAL COMPONENTS
The annual Financial Measures may include the following components, as well as other financial measures, determined by the Board or Compensation Committee:
Company Performance Target:
•	Quarterly and annual adjusted EBITDA: Earnings Before Interest, Taxes, Depreciation, and Amortization as defined under the Company’s existing bank credit facility agreement as adjusted for the inclusion or exclusion of financial components as defined by the Board (referred to in this document as “Adjusted EBITDA”).
•	Quarterly and annual revenue: Revenue from the sale of goods and services.
Business Unit Performance Target:
•	Business Unit quarterly and annual adjusted EBITDA (if applicable): Business unit adjusted EBITDA referred to as
Business Unit Plan Contribution.
•	Business Unit quarterly and annual revenue: Revenue from the sale of goods and services.
Bonus Plan Funding
The Plan will be “funded” (that is, has dollars to allocate to Participants) if the Company (and Business Unit, as applicable) minimum amounts for IB payout under the Financial Measures and, if applicable, Personal Objectives (as defined below) (together, the “Achievement Measures”) are achieved or exceeded. The potential range of IB funding based on meeting the Achievement Measures for the particular Plan Year ranges from 0% to 200% of the established annual pool at 100% achievement. All Participants will be classified as Corporate Participants or Business Unit Participants. The Financial Measures component of the individual IB award (“Annual Award”) will apply to Corporate Participants and Business Unit Participants as follows:

		Business
	Corporate	Unit
	Financial	Financial
Participant	Achievement	Achievement

Corporate	100%	0%
Business Unit*	30%	70%

*	Note that the Business Unit component will not be funded unless the minimum corporate threshold portion of the Financial Measure is met, regardless of any achievement on Business Unit Financial Measures.
Personal Component
To increase the linkage of IB payments to Company strategy, the Annual Award for selected Participants, as designated by the CEO or SVP HR, will include a component (“Personal Component”) for the achievement of individually designated personal objectives (“Personal Objectives”). For those Participants, this Personal Component will represent 35% of the TIC available for their Annual Award (or pro rata portion for those who start during a Plan Year). Personal Objectives are established annually and documented by the Personal Objectives Form attached as Exhibit 1. Personal Objectives are scored at the end of the Plan Year by the Participant’s manager or Compensation Committee, as applicable. The scoring range for the Personal Component of the Annual Award is as follows:

SR Rating — Superior Results	90% to 125%

EE Rating — Exceeds Expectations	70% to 115%

MC Rating — Meaningful Contribution	50% to 99%

NI Rating — Needs Improvement	0%

DM Rating — Does Not Meet Expectations	0%
Based on the total distribution of Personal Component attainments, any amounts forfeited by Participants, in whole or in part, for non-achievement of Personal Objectives will revert to the available IB pool for the Plan Year and be available for payout.
The Personal Component will be measured annually and any resulting and approved payout will be made with the Final IB Achievement Award for the Plan Year. Participants who are transferred or hired into a Personal Component eligible position after the first fiscal quarter of the Plan Year will not have the Personal Component added for that Plan Year.
Computation of Plan Awards:
The Annual Award available for Participants is based on the overall Company-wide Financial Measures for the Plan Year. For example, if ‘overachievement’ is attained then potential individual awards are proportionately increased as determined by the Board or Compensation Committee. Participants will fall in one of two categories for Plan award allocations: those participating in the Personal Component program and who do not participate in the Personal Component program. Annual Award allocations will be made as follows:

	Financial
	Achievement	Personal
Type of Participation	Only	Component

Financial Achievement	100%	65%
Personal Component Attainment	0%	35%
Example Weighting at 100% Bonus Plan Funding:
If the Plan is funded at 100% for achievement of the target Financial Measure(s), then the portion of a Participant’s Annual Award from each source would be as follows:

	Bonus Weighting @ 100% Plan
	Funding
	Corp	BU	Personal
Employee Type	Financial	Financial	Component

Corporate (Personal Component)	65%	0%	35%

Corporate (no Personal Component)	100%	0%	0%

BU (Personal Component)	20%	45%	35%

BU (no Personal Component)	30%	70%	0%
QUARTERLY IB ACHIEVEMENT AWARDS
For fiscal quarters 1 — 3 of each Plan Year, an IB Achievement Award payout for the period may be made, at the Company’s discretion, when the minimum performance threshold for Financial Achievement established by the Board (or Compensation Committee) has been met, as determined by the Board (or Compensation Committee). However, the award amount will be capped at 25% of the Participant’s annualized TIC for that fiscal quarter. Awards for Participants with a Personal Component will be capped at 16.25% of the Financial Achievement portion of the quarterly payment. Participants must be employed at the time that a quarterly IB Achievement Award payout is made to qualify to receive such payout.
FINAL IB ACHIEVEMENT AWARD (includes Q4 quarterly ib achievement award, Personal component award if applicable & annual overachievement, if applicable)
After the end of the Plan Year, the Company’s actual audited financial results will be used to determine the Financial Achievement attained and the annualized target award, which is the Participant’s pro-rated TIC multiplied by the Achievement Award Percentage and including any “overachievement” provided under the Financial Measures for the respective Plan Year. This annualized target award is then compared against the year-to-date total of quarterly IB Achievement Award payments (if any) made over the Plan Year and if the total of cumulative quarterly IB Achievement Award payments is:
less than the annualized target award: Plan Participants will be eligible to receive the difference as their Final IB Achievement Award.
more than the annualized target award: no further IB payments will be made.

The Achievement Award Percentage is subject to review and approval by the Compensation Committee. The CEO has full discretion to determine whether to refer to the Compensation Committee consideration of achievement of IB award payments for any particular fiscal quarter (except for any payments to be made to him, which shall be determined by the Compensation Committee). The level of the Company’s financial performance for the fiscal quarter or fiscal year, as the case may be, is subject to the review and approval of the Audit Committee of the Board. IB payments, if any, are not made until after such review and approval by the Compensation Committee, if applicable, and the Audit Committee for such fiscal quarter or fiscal year, as the case may be. Plan Participants added to the Plan will not be eligible to participate until the first day of the fiscal quarter after being added to the Plan.
IMPORTANT NOTE: EXCEPTIONS TO PLAN PROVISIONS AS STATED IN THIS DOCUMENT FOR ANY PARTICIPANT REQUIRE SPECIFIC APPROVAL BY THE CEO or SENIOR VICE PRESIDENT OF HUMAN RESOURCES. There is no vested entitlement to any bonus. Bonus payments are made at the sole discretion of the Chief Executive Officer and are subject to authorization by the Board (or the Compensation Committee). Participants should not make any assumption with respect to whether a payment will be made under this Plan or the amount of any such payment. This Plan and any annual Financial Measures used for determining awards under the Plan may be changed or withdrawn at any time by the Board (or Compensation Committee). Plan payment terms, participation and eligibility for payment may be changed at any time by the CEO or Senior Vice President of Human Resources, retroactively or prospectively, with or without prior notice, at the discretion of the CEO and all Company incentive plans require review and approval by the CEO and the Compensation Committee. No statement, expressed or implied, or any other feature of the Plan affects the employment-at-will status of Participants. The Company, the Compensation Committee and/or the CEO have full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for participation and for bonus payments under the Plan, the amount of bonus (if any) payable per Participant and to interpret or provide for any omitted or ambiguous terms.

Key Strategic Initiatives / Individual Objectives
For Personal Component Participants ONLY

Name:	Date:

Business Unit:

Specific Objective	% Weight	Measurement	Result
	%

	%

	%

	%

	%

Total Score	100%

Specific Objective:	Should be SMART — Specific, Measurable, Achievable, Realistic & Time Bound
% Weight:	Should sum to 100% in total
Measurement:	How will success be measured?
Result:	To be completed when reporting achieved results

Associate:	Date:

Manager:	Date:

Example 1 – Date Participation Begins
Employee receives a promotion effective February 1 and because of the promotion is now in an eligible job and job level to participate in the Plan. If approved, the earliest date the employee would become a Plan Participant is April 1 — the beginning of fiscal Q3.

Example 2 – Date TIC Change is Effective
Plan Participant has a TIC increase of $2,000 as of November 1. Plan calculations and awards will not be affected by the change until the quarter that begins January 1.

Example 3 – Final Plan Payment Calculation, Less Than Full Year Participation

Assume: Participation began Q2 and the achievement award percentage is 100%.

TIC		Pro-ration:		Pro-rated
		(Quarters of		Target Award
		Participation/4)		(annualized)
	x		=

$10,000		3/4		$7,500

		Total of Quarterly		Pro-rated
Pro-Rated		IB Achievement		Final IB
Target Award		Award Payments		Achievement
(annualized)	-	(Q2 & Q3)	=	Award (annual)

$7,500		$5,000		$2,500